UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: October 31, 2013
(Date of earliest event reported: October 30, 2013)

 Revlon Consumer Products Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	33-59650	13-3662953
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

237 Park Avenue New York, New York	10017
(Address of Principal Executive Offices)	(Zip Code)

(212) 527-4000
(Registrant’s telephone number, including area code)

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Appointment of Certain Officers; Election of Directors; Departure of Directors or Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Lorenzo Delpani as President and Chief Executive Officer and Director.  On October 30, 2013, the Board of Directors of Revlon, Inc. (“Revlon” and together with its subsidiaries, including, without limitation, Revlon Consumer Products Corporation (“RCPC”), the “Company”), elected Lorenzo Delpani as the Company’s President and Chief Executive Officer, effective November 1, 2013, replacing David L. Kennedy, who was serving as the Company’s Interim Chief Executive Officer.  Mr. Kennedy will continue to serve in his role as the Company’s Vice Chairman.  Revlon’s Board of Directors also elected Mr. Delpani as a Director of Revlon, effective November 1, 2013.  Mr. Delpani was also elected as a Director of RCPC.  With the election of Mr. Delpani, Revlon’s Board of Directors will be comprised of 13 members, 8 of whom constitute independent Directors under NYSE and SEC standards.

Prior to joining the Company as part of its recent acquisition of The Colomer Group (“TCG”), Mr. Delpani (44) served since May 2007 as TCG’s Chief Executive Officer.  Before joining TCG, Mr. Delpani served in senior executive positions at Reckitt Benckiser plc, including responsibility for South Western Europe and for new product initiatives and e-business. Prior to Reckitt Benckiser, Mr. Delpani held senior marketing and executive positions of increasing scope and responsibility with Johnson & Johnson and The Procter & Gamble Company.

RCPC entered into an employment agreement with Mr. Delpani, which, among other things, provides that Mr. Delpani will serve as the Company's President and Chief Executive Officer at an annual base salary of not less than $975,000, with a target bonus of 100% of his base salary with the possibility of exceeding such amount based upon over-achievement of the Company's objectives.  Mr. Delpani’s 2013 target bonus will be pro-rated based on the timing of his becoming CEO, but will not be less than $637,000.   Mr. Delpani will also receive a sign-on bonus payable in a lump-sum payment of $200,000 in November 2013 and $600,000 payable in installments during 2014, 2015 and 2016, so long as he continues to be employed by the Company.  While the term of Mr. Delpani’s employment agreement is indefinite, it may be terminated by the Company on 30 days’ notice and if his employment were terminated and the Company desired to enforce its non-compete covenant, Mr. Delpani would receive 50% of his then current base salary, plus other standard benefits, for a period of up to 24 months, as well as a pro-rated portion of his bonus for the year of termination, based upon the Company’s achievement of its annual performance objectives.

Mr. Delpani is eligible to participate in the Company's annual long-term incentive compensation plan (“LTIP”) programs under the Revlon Executive Incentive Compensation Plan (the “Incentive Compensation Plan”). In connection with his appointment, Revlon’s Compensation Committee approved a 2013 LTIP award for Mr. Delpani in the target amount of one-third of $2 million, payable in March 2014, and an LTIP award in the target amount of two-thirds of $2 million, payable in March 2015, in each case payable to the extent that the Company’s Transitional LTIP Program objectives have been achieved, and both awards would be pro-rated based on the timing of his becoming CEO.  The structure of Mr. Delpani’s LTIP awards is similar to that of the Company’s other similarly situated senior executives who participate in such plan.  For 2014, Mr. Delpani will be entitled to receive an LTIP award in the target amount of $2 million, subject to the Compensation Committee’s adoption of a 2014 LTIP Program and to the terms and conditions of such program.  Each of these LTIP awards shall be otherwise subject to the terms of the Company’s applicable LTIP Programs and the Incentive Compensation Plan.

Mr. Delpani is also eligible to participate in other benefit plans generally made available to the Company's other senior executives at his level.  Upon any "change of control," the term of Mr. Delpani’s employment agreement would be extended for 24 months and if, within such period, Mr. Delpani terminated his employment for ‘‘good reason’’ or if the Company terminated his employment other than for ‘‘cause,’’ he would receive: (i) two times the sum of (a) his base salary and (b) his average gross bonus earned over the previous five years; and (ii) 24 months' continuation of fringe benefits.

Mr. Delpani does not have any family relationships with any of the Company's directors or executive officers and is not a party to any transactions listed in Item 404(a) of Regulation S-K.

A copy of Revlon’s press release regarding Mr. Delpani’s election is attached to this Form 8-K as Exhibit 99.1 and it is incorporated by reference in its entirety into this Item 5.02.

Item 9.01.	Financial Statements and Exhibits.

(d)       Exhibits

Exhibit No.	Description

99.1	Press Release, dated October 31, 2013 (incorporated by reference to Exhibit 99.1 to Revlon, Inc.’s Form 8-K filed with the SEC on October 31, 2013).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REVLON CONSUMER PRODUCTS CORPORATION

	By:	/s/ Lauren Goldberg
Lauren Goldberg
Executive Vice President and General Counsel

Date: October 31, 2013

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated October 31, 2013 (incorporated by reference to Exhibit 99.1 to Revlon, Inc.’s Form 8-K filed with the SEC on October 31, 2013).